Dear Partner,

You are receiving this email because one or more of your clients are on record as a shareholder for certain Neuberger Berman open-end funds that are currently soliciting proxy votes to update and modernize many of the Funds’ fundamental investment policies.

The Funds are proposing that shareholders approve changes designed to provide each Fund with greater investment flexibility to pursue its investment objective and respond to a changing regulatory and investment environment; and by modernizing the investment policies, each Fund in the future may be able to avoid the costs and delay associated with holding shareholder meetings to address issues relating to fundamental investment policies.

Neuberger Berman has contracted with Broadridge Financial Solutions as Proxy Solicitor and your client may be contacted via phone, email and/or mail. No personal information is required from your client to vote; they simply present the control number that was provided in the communications that have been sent to them.

Click here for a list of frequently asked questions that can be used should you receive inquiries from your clients and if you have any questions, please contact your Neuberger Berman representative or call 877.628.2583.

FOR INVESTMENT PROFESSIONAL, BROKER-DEALER AND INSTITUTIONAL USE ONLY. NOT FOR USE WITH OR DISTRIBUTION TO THE GENERAL PUBLIC.

An investor should consider each Fund’s investment objectives, risks and fees and expenses carefully before investing. This and other important information can be found in each Fund’s prospectus and summary prospectus, which you can obtain by calling 877.628.2583. Please read the prospectus and summary prospectus carefully before making an investment. The prospectus contains a complete discussion of the risks of investing in each Fund. Investments could result in loss of principal.

This material is general in nature and is not directed to any category of investors and should not be regarded as individualized, a recommendation, investment advice or a suggestion to engage in or refrain from any investment-related course of action. Neuberger Berman is not providing this material in a fiduciary capacity and has a financial interest in the sale of its products and services. Investment decisions and the appropriateness of this material should be made based on an investor’s individual objectives and circumstances and in consultation with his or her advisors. Accordingly, “retail” retirement investors are not the intended recipient of this material as they are expected to engage the services of an advisor in evaluating this material for any investment decision. If your understanding is different, we ask that you inform us immediately.

The “Neuberger Berman” name and logo are registered service marks of Neuberger Berman Group LLC.

© 2022 Neuberger Berman Group LLC. All rights reserved.

NEUBERGER	BERMAN

Proxy Vote FAQs

July 26, 2022

Q.       Why are we sending you communications and soliciting you?

A.       We sent you proxy material regarding a special meeting of shareholders originally scheduled for June 30, 2022, for Neuberger Berman Funds to make certain amendments to modernize the Fund’s fundamental investment policies.

Due to insufficient votes to pass the fundamental investment policy changes, the special shareholder meeting has been adjourned to Thursday, August 11, 2022, so your immediate participation is needed.

Our records indicate that we have not received your voting instructions.

Q.       Why are we asking you to approve changes to the Fund’s fundamental investment policies.

A.       The Funds have certain investment policies that are called “fundamental”—that is, they cannot be changed without shareholder approval. The Funds are proposing that shareholders approve changes to the fundamental Investment Policies that will align the policies of other newly established mutual funds, and will make the policies consistent across the fund complex.

Many of the Funds’ current fundamental Investment Policies were drafted many years ago based on then-current standards or regulatory requirements. With the passage of time, certain of these restrictions may be outdated, may no longer be consistent with industry practices, may unnecessarily restrict the flexibility of each Fund in pursuing its investment objectives and strategies, or may present unnecessary compliance obligations.

We need your vote to make these changes now because the existing fundamental Investment Policies lack the operational flexibility of newer mutual funds. The proposed changes will modernize and provide additional flexibility in managing the Funds’ investments should future conditions require such flexibility. Please note, these changes are not intended to affect how the Funds’ portfolios are managed or their investment philosophy.

Q.       How do the proposed changes to the Fund’s fundamental investment policies benefit shareholders?

A.       Changes to the fundamental investment policies are intended to benefit each Fund and its shareholders in the following ways:

(1)	each of these changes is designed to provide each Fund with greater investment flexibility to pursue its investment objective and respond to a changing regulatory and investment environment; and

PROXY VOTE FAQS

(2)	by modernizing the investment policies, each Fund in the future may be able to avoid the costs and delay associated with holding shareholder meetings to address issues relating to fundamental investment policies.

Q.       How can I vote?

A.       The Funds offer three easy methods for you to vote:

VOTE ONLINE	VOTE BY MAIL	VOTE BY PHONE
Visit www.proxyvote.com and enter the control number that appears on your the proxy card you received. Follow the on-screen prompts to vote.	Return the executed proxy card in the postage-paid envelope provided so it is received before Thursday, August 11, 2022.

Call 1-833-757-0738 Monday through Friday, 9 a.m. to 10 p.m. ET, to speak with a proxy specialist.

OR

If you have your proxy materials, call the number listed on your proxy card and follow the touch-tone prompts to vote.

Q.       Where can I find my unique control number to vote?

A.       Your unique control number for voting appears on the proxy card you received. Your unique control number also appears on every paper reminder mailing or email reminder you received from our proxy solicitor, Broadridge Financial Solutions, Inc. (“Broadridge”).

Q.       Whom should I call for additional information about the Proxy Statement?

A.       If you have any questions or need assistance voting your shares, please call Broadridge at 833-757-0738.

YOUR VOTE IS IMPORTANT TO US REGARDLESS OF THE NUMBER OF SHARES YOU OWN OR IN WHICH YOU HAVE A VOTING INTEREST. VOTING YOUR SHARES EARLY WILL ELIMINATE THE NEED FOR FOLLOW-UP MAILINGS AND TELEPHONE SOLICITATION.